Exhibit 11.1

Transport Corporation of America, Inc.
Computation of Loss per Common Share
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended March 31,

	2002	2001

Loss before cumulative effect
of change in accounting principle	$(2,823)	$(752)

Cumulative effect of change in
accounting principle, net of tax effect	16,694	0

Net loss	$(19,517)	$(752)

Average number of common
shares outstanding	7,227,320	7,189,349

Dilutive effect of outstanding stock
options and warrants	0	0

Average number of common and common
equivalent shares outstanding	7,227,320	7,189,349

Net loss per share – basic:
Before cumulative effect of change
in accounting principle	$(0.39)	$(0.10)
Cumulative effect of change in
accounting principle, net of tax effect	(2.31)	—

Net loss per share	$(2.70)	$(0.10)

Net loss per share – diluted
Before cumulative effect of change
in accounting principle	$(0.39)	$(0.10)
Cumulative effect of change in
accounting principle, net of tax effect	(2.31)	—

Net loss per share	$(2.70)	$(0.10)